EXHIBIT 10.1

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) is entered into by and between Hallador Energy Company (the “Company”) and Matthew B. White (the “Executive”) on June 8, 2026 (the “Effective Date”).

WHEREAS, the Company has established a retention plan ending on March 31, 2027 (“the 2026 EO Plan”) to provide certain executive officers of the Company, including the Executive, with enhanced financial security and incentive.

WHEREAS, in connection with the 2026 EO Plan, the Company desires to incentivize the Executive by providing for certain severance payments in the event of the Executive’s termination of employment, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1.	Term.

This Agreement shall be effective as of the Effective Date and shall terminate on March 31, 2027 (the “Expiration Date”), or if earlier, a Change of Control of the Company (the “Term”); provided that the termination of this Agreement shall not affect vesting of any restricted stock units that, under the 2026 EO Plan, are scheduled to vest after the Expiration Date.

2.	Severance.

During the Term, and conditioned on the terms of Section 3 of this Agreement, if the Executive experiences a Termination of Employment with the Company at any time after the one year anniversary date of the Executive’s employment by the Company, the Executive shall receive a severance payment as follows:

a.	If a Termination of Employment of the Executive occurs without Cause or for Good Reason, Company shall pay the Executive a severance payment equal to twelve (12) months of Total Compensation.
b.	If the Executive is terminated by Company for Cause or a voluntary Termination of Employment by the Executive occurs without Good Reason, the Executive will not receive any severance payment from the Company.
3.	Release.
a.	The Executive’s entitlement to receive any severance payment hereunder shall be conditioned upon the Executive’s execution and delivery to the Company of a written Release (as defined below), and the Executive’s non-revocation of the Release such that the Release becomes irrevocable by its terms, on or before the sixtieth (60th) day following the date of Executive’s Termination of Employment, or such shorter period as the Company shall require in accordance with applicable law.
b.	If the Executive fails to execute a written Release, or the Release does not become irrevocable by its terms, within the sixty (60) day period following the date of Executive’s Termination of Employment, the Executive shall have no right to receive any severance payment hereunder. Provided the Executive has satisfied the applicable requirements of this Agreement, the severance payment hereunder shall be paid to the Executive on the first payroll date falling on or next following the sixtieth (60th) day following the date of Executive’s Termination of Employment.
4.	Effect of Agreement on Employment. The Executive’s employment with the Company is “at will.” The execution of this Agreement shall not be construed as entitling the Executive to continued employment with the Company and its affiliates or otherwise interfere with the right of the Company or its affiliates, or the Executive, to terminate the Executive’s employment at any time for any reason.
5.	Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
a.	“Cause” shall mean the Executive’s (i) willful and continued material failure to perform the reasonable duties and responsibilities of his or her position after the Company has provided the Executive with a written demand for performance that describes the basis for the Company’s belief that the Executive has not substantially performed his or her duties and the Executive has not corrected the failure within thirty (30) days of the written demand; (ii) any act of personal dishonesty taken by the Executive in connection with his or her responsibilities as an employee of the Company and intended to result in his or her substantial personal enrichment; (iii) the Executive’s conviction of, or plea of nolo contendere to, a felony that the Board of Directors of the Company reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or (iv) the Executive’s breach of any fiduciary duty owed to the Company by the Executive that has a material detrimental effect on the Company’s reputation or business.
b.	“Change of Control” shall mean a change of control or ownership of the Company which occurs by reason of one or more of the following events: (i) the acquisition by any person or group of related persons (as determined pursuant to section 13(d)(3) of the Securities Exchange Act of 1934) of beneficial ownership of securities of the Company representing fifty percent (50%) or more of the total number of votes that may be cast for the election of Board members, or (ii) stockholder approval of (A) any agreement for a merger or consolidation in which the Company will not survive as an independent corporation or other entity, or (B) any sale, exchange or other disposition of all or substantially all of the Company’s assets, including, without limitation, the sale, exchange or other disposition of the equity securities or assets of either Sunrise Coal, LLC or Hallador Power Company, LLC.
c.	“Good Reason” means the occurrence of one or more of the following without the Executive’s written consent: (i) a fifteen percent (15%) or more reduction in the Executive’s total annual cash compensation opportunity (base salary and target bonus opportunity collectively); (ii) a change in the Executive’s principal work location resulting in a new one-way commute that is more than fifty (50) miles greater than the Executive’s one-way commute prior to the change in the Executive’s principal work location without allowing alternate accommodation (such as remote work), regardless of whether the Executive receives an offer of relocation benefits; or (iii) a material reduction in the Executive’s authority, duties and/or responsibilities.

With respect to any termination for Good Reason, the Executive shall give the Company written notice, which shall identify with reasonable specificity the grounds for the Executive’s resignation, and provide the Company a period of thirty (30) days from the day such notice is given to cure the alleged grounds for termination for Good Reason contained in the notice. A termination will not be for Good Reason if such notice is given by the Executive to the Company more than ninety (90) days after the occurrence of the event that the Executive alleges is Good Reason for his or her termination.

Any event or condition shall cease to constitute “Good Reason” if the Company cures the event or condition within the thirty (30) day cure period, or, if the Company fails to cure the event or condition within such thirty (30) day period, the Executive fails to terminate employment within ninety (90) days following the expiration of the thirty (30) day cure period.

d.	“Release” shall mean a general release, in the form provided by the Company, of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company and its affiliates and (if applicable) the termination thereof (other than claims for any entitlements under the terms of this Agreement or for vested benefits under any employee benefit plans or programs of the Company made available to employees of the Company and its affiliates generally under which the Executive has accrued and is due a benefit), subject to applicable law.
e.	“Termination of Employment” shall mean a separation from service within the meaning of Treasury Regulation § 1.409A-1(h).
f.	“Total Compensation” shall mean the aggregate of the Executive’s annual base salary as in effect on the date of Termination of Employment, plus the amount of annual bonus received by the Executive for the fiscal year prior to the year in which the Termination of Employment occurs. For the avoidance of doubt, Total Compensation does not include any restricted stock units, whether vested or unvested.

6.	Section 409A.
a.	This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and its corresponding regulations, or qualify for an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code. If the Executive is considered a “specified employee” for purposes of Section 409A of the Code, payment of severance hereunder is required to be delayed for a period of six months after separation from service pursuant to Section 409A of the Code. In the event such six-month delay applies, the severance payment shall be paid in a lump sum payment within ten days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.
b.	All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment of any amounts of deferred compensation subject to Section 409A of the Code, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.
7.	Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Hallador Energy Company

10375 Park Meadows Drive, Suite 500

Lone Tree, Colorado 80124

Attn: Chief Executive Officer

If to the Executive, to the most recent address on file with the Company or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

8.	Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any severance payments under this

Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.
9.	Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company may assign its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, and such rights and obligations shall inure to, and be binding upon, any successor to the business or any successor to substantially all of the assets of the Company, whether by merger, purchase of stock or assets or otherwise, which successor shall expressly assume such obligations, and the Executive acknowledges that in such event the obligations of the Executive hereunder will continue to apply in favor of the successor.
10.	Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the subject matter hereof. This Agreement may be changed only by a written document signed by the Executive and the Company.
11.	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of Colorado without regard to rules governing conflicts of law.
12.	Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HALLADOR ENERGY COMPANY

/s/BRENT K. BILSLAND

Name: Brent K. Bilsland

Title: Chief Executive Officer and President

EXECUTIVE

/s/MATTHEW B. WHITE

Name: Matthew B. White